The information in the preliminary prospectus supplement (as supplemented by this supplement) is not complete and may be changed. We may not sell the notes described in the preliminary prospectus supplement (as supplemented by this supplement) until we deliver a final prospectus supplement and attached prospectus. The preliminary prospectus supplement (as supplemented by this supplement) is not an offer to sell these notes nor is it seeking an offer to buy these notes in any state where the laws in that state do not permit the depositor to offer or sell these notes.
Free Writing Prospectus filed pursuant to Rule 433
Registration No. 333-139609
and 333-139609-01
$1,200,000,000
Santander Drive Auto Receivables Trust 2007-1
Issuing Entity
Santander Drive Auto Receivables LLC
Depositor

Sponsor and Servicer

Supplement, dated March 26, 2007 (subject to completion)
to
Preliminary Prospectus Supplement, dated March 19, 2007 (subject to completion)
to
Prospectus dated March 19, 2007

This Supplement should be read in conjunction with the Preliminary Prospectus Supplement, dated March 19, 2007, and the Prospectus, dated March 19, 2007.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if the prospectus supplement (as supplemented by this supplement) or the prospectus that accompanies the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Preliminary Prospectus Supplement referenced above is hereby supplemented as follows:
The Transfer Agreements and the Indenture
Clause (1) first under “The Transfer Agreements and the Indenture—Priority of Payments Will Change Upon Events of Default that Result in Acceleration” should read:
(1) first, to the servicer, the servicing fee or to any successor servicer, the successor servicing fee; to the indenture trustee, the backup servicer and the owner trustee, its unpaid fees, expenses and indemnities to the extent not previously paid by the servicer, which in the case of the owner trustee and the backup servicer shall be limited to $100,000 per annum in the aggregate unless the insurer otherwise consents and (ii) to any successor servicer, any unpaid transition expenses up to $100,000 per annum; provided, however, that with respect to the owner trustee, such cap shall not apply to reasonable and necessary expenses of the owner trustee (including reasonable attorneys’ fees and costs) incurred by the owner trustee in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the owner trustee is identified as a subject or named as a party and faces potential liability, censure or penalties, other than as the result of any negligence or willful misconduct of the owner trustee;